Exhibit 5.1

May 26, 2004

Zenith National Insurance Corp.
21255 Califa Street
Woodland Hills, California 91367

  Re:
  Zenith National Insurance Corp.
  Registration Statement on Form S-8

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") that you intend to file with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 250,000 shares (the "Shares") of common stock, par value $1.00 per share ("Common Stock"), of Zenith National Insurance Corp. (the "Company") to be issued by the Company under the Zenith National Insurance Corp. 2004 Restricted Stock Plan (the "Plan").

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Certificate of Incorporation of the Company and the Bylaws of the Company, (iii) a specimen certificate representing the Common Stock, (iv) copies of certain resolutions of the Board of Directors of the Company, dated February 11, 2004, relating to, among other things, the Shares, the Plan and the Registration Statement, (v) the certificate of the inspector of elections, delivered in connection with the Company's annual meeting of stockholders held on May 26, 2004, and (vi) such other documents, certificates and records as we have considered necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        We do not express any opinion as to any laws other than the corporate laws of the State of Delaware. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

        Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, assuming the valid issuance of the Shares pursuant to the Plan and the conformity of the certificates representing the Shares to the form thereof examined by us, the Shares, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP